Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an aggregate of 3,107,907 ordinary B shares, par value NIS 0.85 per share, of Lumenis Ltd. (the “Company”), authorized for issuance under the Company’s 2007 Share Incentive Plan of our report dated February 3, 2014 (except for Note 19.a, as to which the date is February 13, 2014) with respect to the consolidated financial statements of the Company included in its annual report on Form 20-F for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on March 27, 2014.

June 2, 2014 Tel Aviv, Israel	/s/ Brightman Almagor Zohar & Co. Brightman Almagor Zohar & Co., A Member of Deloitte Touche Tohmatsu